                                                                    EXHIBIT 99.2

From:                      TROPICAL SPORTSWEAR INT'L CORPORATION
                           4902 West Waters Avenue, Tampa, FL 33634
                           Nasdaq National Market, Symbol: TSIC

Media Contact:             Hannah Arnold (212) 575-4545
                           Linden Alschuler & Kaplan, Inc. Public Relations

Investor Contact:          Robin Cohan, Chief Financial Officer & Treasurer
                           Tropical Sportswear Int'l Corporation (813) 249-4900

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  TROPICAL SPORTSWEAR AGREES TO BE ACQUIRED BY PERRY ELLIS IN 363 ASSET SALE;
                   FILES FOR VOLUNTARY BANKRUPTCY PROTECTION

  Company Secures Financing From CIT and Fleet to Allow Business Operations to
                               Continue as Normal

         Tampa, FL, December 16, 2004 - Tropical Sportswear Int'l Corporation
(Nasdaq:TSIC) ("TSI"), a designer, producer and marketer of high-quality branded and retailer private branded apparel, announced that it has filed for voluntary Chapter 11 bankruptcy protection and entered into an asset purchase agreement ( the "Agreement') with Perry Ellis International, Inc. (Nasdaq:
PERY)("PEI"), a leading apparel and accessory company, to be acquired pursuant to section 363 of the U.S. Bankruptcy Code.

         TSI also announced it has secured a new $50 million
debtor-in-possession credit facility ("DIP") with The CIT Group and Fleet
Capital, the company's senior lenders, to finance its working capital needs and allow business operations to continue as normal during the sale process, including meeting obligations to employees, vendors and others.

         Under the terms of the asset purchase agreement, which is subject to the consent of TSI's creditors, higher or better offers, Hart Scott Rodino antitrust clearance, Bankruptcy Court approval, and other customary closing conditions, PEI would pay $85 million in cash to acquire substantially all of
TSI's accounts receivable, inventory, intellectual property, certain real property and other specified assets, as well as the outstanding capital stock of TSI's European subsidiary, Farah Manufacturing (U.K.) Limited, and would assume certain operating liabilities of TSI.

         "TSI has been an important player in the men's apparel industry for
several decades," said Mike Kagan, chief executive officer of TSI.   "As the
industry navigates a period of dramatic change, it has become necessary for domestic companies to take major steps to ensure their ability to remain
competitive in an evolving global marketplace.   We believe that a business
combination with Perry Ellis, which has expressed a commitment to building and growing its men's pants business, is in the best interests of our customers and stakeholders.

         "The ongoing support from our existing lenders through our new DIP facility will allow us to continue business operations as normal as we move
forward with the sale process," Kagan continued.   "We will do everything
possible to ensure that there is no disruption in the quality of service we provide to our customers during this transition period and that our obligations to employees, vendors and others are met."

         The voluntary Chapter 11 petition was filed in the United States
Bankruptcy Court for the Middle District of Florida.  The Bankruptcy Court
supervised sale approval process is expected to be completed during the first quarter of 2005.  TSI has retained Alvarez & Marsal as financial advisors and
Akerman Senterfitt as bankruptcy counsel.   PEI is being advised on the sale
by Greenberg Traurig, LLP.

About Perry Ellis International

         Perry Ellis International, Inc. is a leading designer, distributor and licensor of apparel and accessories for men and women.  The company, through its wholly owned subsidiaries, owns a portfolio of highly recognized brands including Perry Ellis(R), Jantzen(R), Cubavera(R), Munsingwear(R),
John Henry(R), Original Penguin(R), Grand Slam(R), Natural Issue(R),
Penguin Sport(R), the Havanera Co.(R), Axis(R), and Tricots St. Raphael(R).
The company also licenses trademarks from third parties including Nike(R) and
Tommy Hilfiger(R)for swimwear, PING(R)and PGA Tour(R)for golf apparel and
Ocean Pacific(R)for men's sportswear.

About Tropical Sportswear Int'l
         TSI is a designer, producer and marketer of high-quality branded and retailer private branded apparel products that are sold to major retailers in all levels and channels of distribution. Primary product lines feature casual and dress-casual pants, shorts, denim jeans, and woven and knit shirts. Major owned brands include Savane(R), Farah(R), Flyers(R), The Original Khaki Co.(R),
Bay to Bay(R), Two Pepper(R), Royal Palm(R), Banana Joe(R), and Authentic Chino
Casuals(R).  Licensed brands include Bill Blass(R)and Van Heusen(R). Retailer national private brands that TSI produces include Puritan(R), George(TM),
Member's Mark(R), Sonoma(R), Croft & Barrow(R), St. John's Bay(R),
Roundtree & Yorke(R), and White Stag(R). TSI distinguishes itself by providing major retailers with comprehensive brand management programs and uses advanced technology to provide retailers with customer, product and market analyses, apparel design, and merchandising consulting and inventory forecasting.

This press release contains forward-looking statements, which are subject to the safe harbor created by the Private Securities Litigation Reform Act of
1995. Management cautions that these statements represent projections and estimates of future performance and involve certain risks and uncertainties.
The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of factors including, without limitation, the ability of the Company to successfully: obtain bankruptcy court approval of the DIP financing, operate pursuant to the terms of the DIP financing; fund its working capital needs through the expiration of the DIP financing and thereafter; obtain bankruptcy court approval of the Agreement and consummate the Agreement in a timely manner; complete the Chapter 11 process in a timely manner; continue to operate in the ordinary course and manage its relationships with its creditors, lenders, noteholders, vendors, employees and customers given the Company's financial condition; limit the amount of time the Company's management and officers devote to restructuring, in order to also allow them to run the business and retain a number of its key managers and employees, and other risk factors listed from time to time in the
Company's reports (including its Annual Report on Form 10-K) filed with the
U.S. Securities and Exchange Commission. In addition, the estimated financial results for any period do not necessarily indicate the results that may be expected for any future period, and the Company assumes no obligation to update them.
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